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                                    EXHIBIT 5


                                 July 30, 1998

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

         RE: JDA SOFTWARE GROUP, INC. 1996 STOCK OPTION PLAN AND 1998 EMPLOYEE STOCK PURCHASE PLAN - REGISTRATION STATEMENT ON FORM S-8

Gentlemen and Ladies:

         As legal counsel for JDA Software Group, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,750,000 shares of the Company's Common Stock, $0.01 par value ("Common Stock"), which may be issued pursuant to the exercise of options and purchase rights granted under the JDA Software Group, Inc. 1996 Stock Option Plan (the "Option Plan") and 300,000 shares of Common Stock which may be issued pursuant to purchase rights granted under the JDA Software Group, Inc. 1998 Employee Stock Purchase Plan (the "Purchase Plan") pursuant to a registration statement on Form S-8 (the "Registration Statement").

         We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the Delaware General Corporation Law and the Federal law of the United States. As to matters of Delaware General Corporation Law, we have based our opinion solely upon examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

         Based on such examination, we are of the opinion that the additional 1,750,000 shares of Common Stock which may be issued upon the exercise of options and purchase rights granted under the Option Plan and the 300,000 shares of Common Stock which may be issued pursuant to purchase rights granted under the Purchase Plan are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Option Plan or the Purchase Plan, as the case may be, will be validly issued, fully paid and non-assessable.



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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.


                                           Respectfully submitted,

                                           /s/ GRAY CARY WARE & FREIDENRICH LLP

                                           GRAY CARY WARE & FREIDENRICH LLP



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